Exhibit 99.2

Concord Acquisition Corp II Announces Partial Exercise of Underwriters’ Over-Allotment Option in Connection with its Initial Public Offering

New York, NY – (September 28, 2021) – Concord Acquisition Corp II (the “Company”) announced today that the underwriters of its previously announced initial public offering of units have partially exercised their over-allotment option, resulting in the issuance of an additional 3,009,750 units at a public offering price of $10.00 per unit. After giving effect to the exercise of the option, an aggregate of 28,009,750 units have been issued in the initial public offering at an aggregate offering price of $280,097,500.

Each unit consists of one share of Class A common stock and one-third of one redeemable warrant, with each whole warrant entitling the holder to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the New York Stock Exchange under the symbols “CNDA” and “CNDA.WS”, respectively.

Citigroup Global Markets Inc. and Cowen and Company, LLC served as the joint book-running managers of the offering. AmeriVet Securities, Inc. served as the co-manager of the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on August 31, 2021. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (800) 831-9146 or by email at prospectus@citi.com; or Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, by email at postSaleManualRequests@broadridge.com, or by telephone at (833) 297-2926.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including with respect to the initial public offering and the anticipated use of the proceeds thereof, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements, including those set forth in the risk factors section of the registration statement and preliminary prospectus for the Company’s initial public offering. Copies of these documents can be accessed through the SEC’s website at www.sec.gov. No assurance can be given that the net proceeds of the offering will be used as indicated. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

Concord Acquisition Corp II

Jeff Tuder

jeff@tremsoncapital.com